Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Income Fund (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on March 1, 2013. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Charles B. Johnson,
Gregory E. Johnson and Frank A. Olson* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:



       	                     % of        % of         % of       % of Shares
                             outstanding Shares      outstanding Present and
Term Expiring 2016	For     Shares	 Voted   Withheld  Shares   Voting
Frank J. Crothers  42,810,033	89.65%	 98.05%	   851,475   1.78%   1.95%
Charles B. Johnson 42,721,822	89.46%	 97.85%	   939,686   1.97%   2.15%
Gregory E. Johnson 42,781,835	89.59%	 97.99%	   879,673   1.84%   2.01%
Frank A. Olson	   42,734,340	89.49%	 97.88%	   927,168   1.94%   2.12%


* Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, J. Michael Luttig, David W. Niemiec, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013.

	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	        43,258,963	      90.59%	                 98.36%
Against		   321,319	       0.67%			  0.73%
Abstain		   400,377	       0.84%		          0.91%
Total	        43,980,659	      92.10%			100.00%